Exhibit 10.2

SHARE SUBSCRIPTION AGREEMENT

with regard to

PHARVARIS B.V.

for the terms and conditions of the subscription of the

Series B-1 Preferred Shares and Series B-2 Preferred Shares in the Company

TABLE OF CONTENTS

INTRODUCTION		4

RECITALS		5

1	DEFINITIONS AND INTERPRETATION	6

1.1	Definitions and interpretation	6
1.2	Schedules and Annexes	6

2	SHARE SUBSCRIPTION	7

2.1	Share subscription	7
2.2	Waiver of transfer restrictions	10
2.3	Payment of Subscription Price	10
2.4	Use of the subscription proceeds	11

3	FIRST CLOSING	11

3.1	Conditions to the First Closing	11
3.2	Place of First Closing	12
3.3	First Closing obligations	12

4	MILESTONE CLOSING	14

4.1	Milestone Closing	14
4.2	Place of Milestone Closing	15
4.3	Milestone Closing obligations	15

5	REPRESENTATIONS AND WARRANTIES	17

5.1	Parties’ representations and warranties	17
5.2	Representations and warranties by the Company	19
5.3	Investment decision	21

6	CONFIDENTIALITY AND ANNOUNCEMENTS	21

7	MISCELLANEOUS	22

7.1	Further action	22
7.2	Invalidity	22
7.3	Amendment	23
7.4	Costs	23
7.6	Entire agreement	23
7.7	No implied waiver	24
7.8	No rescission	24
7.9	Counterparts	24
7.10	Notices	24
7.11	Assignment or encumbrance	25
7.12	Notary	25

7.13	Governing Law	25
7.14	Disputes	25

Schedule 1.	DEFINITIONS AND INTERPRETATION

Schedule 2.	CAPITALIZATION OF THE COMPANY

Schedule 3.

(a) DEED OF ISSUE I

(b) DEED OF ISSUE II

Schedule 4.	SHAREHOLDERS AGREEMENT

Schedule 5.	OPERATING BUDGET

Schedule 6.	ARTICLES OF ASSOCIATION

Schedule 7.	REPRESENTATIONS AND WARRANTIES

Schedule 8.	DATA ROOM INDEX

Schedule 9.	NOTICES

Schedule 10.	OPINION OF DUTCH COUNSEL

Schedule 11.	NOTARY LETTER

Schedule 12.	DISCLOSURE LETTER

SHARE SUBSCRIPTION AGREEMENT

INTRODUCTION

This share subscription agreement (the “Agreement”) is entered into on 26 July 2019 among:

1.

Pharvaris B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Leiden, The Netherlands (address: J.H. Oortweg 21, 2333 CH Leiden, the Netherlands, trade register number: 64239411) (the “Company”);

2.

Foresite Capital Fund IV, L.P., a limited partnership under the laws of the state of Delaware, the United States of America, having its registered office at 600 Montgomery Street, Suite 4500, San Francisco, CA 94111 (“Foresite”);

3.

Bain Capital Life Sciences Fund, L.P., an exempted limited partnership formed and registered under the laws of the Cayman Islands, having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered with the Cayman Islands Registrar of Exempted Limited Partnerships (registration number 87418) (“Bain Capital”);

4.

BCIP Life Sciences Associates, LP, a limited partnership formed under the laws of the state of Delaware, the United States of America, having its registered office at Suite 302, 4001 Kennett Pike, Wilmington, Delaware, 19807 and registered with the Secretary of State of the State of Delaware (registration number 6201990) (“BCIP”, and together with Bain Capital, “Bain”)

5.

venBio Global Strategic Fund III, L.P., a Cayman Limited Partnership under the laws of the Cayman Islands (registration number Cert #WC-95981), having its registered office at 1700 Owens Street Suite 595 San Francisco, CA 94158(“venBio”);

6.

Venrock Healthcare Capital Partners III, L.P., a limited partnership formed under the laws of the state of Delaware, having its registered office at 3340 Hillview Avenue, Palo Alto, CA 94304 (“Venrock-1”) and VHCP Co-Investment Holdings III, LLC, a limited liability company formed under the laws of the state of Delaware, having its registered office at 3340 Hillview Avenue, Palo Alto, CA 94304 (“Venrock-2” and, together with Venrock-1, “Venrock”),

7.

LSP V Cooperatieve U.A., a co-operative (coöperatie met uitgesloten aansprakelijkheid) organized and existing under the laws of the Netherlands, with its seat in Amsterdam, the Netherlands with address at Johannes Vermeerplein 9, 1071 DV Amsterdam, the Netherlands, registered with the Trade Register of the Chamber of Commerce under file number 61888575 (“LSP V”);

8.

KURMA BIOFUND II, a private equity fund formed and existing under the laws of France, duly managed and represented by its management company Kurma Partners S.A., a limited company, with registered office at 247 Rue Royale, 75008, Paris (France), incorporated under the laws of France and registered with the Trade and Companies Registry of Paris, under number 510 043 136, acting on behalf of and representing (“Kurma”); and

9.

(i) Objectif Innovation Patrimoine n°9 (“Idinvest 1”) and (ii) Idinvest Patrimoine n°6 (“Idinvest 2”), each of the foregoing being private equity funds formed and existing under the laws of France, duly managed and represented by its management company Idinvest Partners S.A., a limited company, with registered office at 117 Avenue des Champs Elysees, 75008, Paris (France), incorporated under the laws of France and registered with the Trade and Companies Registry of Paris, under number 414 735 175, (which shall for the purpose of this Agreement be considered as one Party, and hereinafter collectively referred to as “Idinvest”), the parties under number 2 through 9 are collectively referred to as the “Series B Investors” and the “Subscribers” and each individually as a “Series B Investor” and a “Subscriber”; the parties under 1 through 9 collectively referred to as the “Parties” and each individually as a “Party”; and the parties under number 2 through 5 are collectively referred to as the “New Subscribers” and each individually as a “New Subscriber.”

RECITALS

A.	The Company is involved in the development and commercialization of a treatment of hereditary angioedema through orally available bradykinin B2 receptor antagonists (the “Business”).

B.	In order to further develop the Business, the Company wishes to attract additional equity financing and the Investors are willing to provide such financing.

C.	The capitalization of the Company directly prior to the Investment is as set out under the heading “Current Cap” of Schedule 2 (Capitalization of the Company).

D.	The present Articles of the Company have been laid down in the Company’s deed of incorporation dated 30 September 2015, as amended by that certain deed of amendment dated 15 April 2016.

E.

On 17 June 2019, certain of the Parties entered into a term sheet with respect to the terms of a proposed investment whereby the Subscribers shall subscribe to and receive convertible preferred Series B-1 Shares (“Series B-1 Preferred Shares”) and Series B-2 Shares (“Series B-2 Preferred Shares” and, together with the Series B-1 Preferred Shares, the “Series B Shares”) in the share capital of the Company (the “Term Sheet”).

F.

At the First Closing (as defined below), Series B-1 Preferred Shares shall be issued to the subscribing Investors and the capitalization of the Company shall be as set out in Part B of Schedule 2 assuming the Company receives USD 25 million in aggregate gross proceeds (Capitalization of the Company).

G.

After the Milestone Closing, immediately upon effectuation of the Milestone Closing assuming the Company receives USD 40 million in gross proceeds, the capitalization of the Company shall be as set out in Part B of Schedule 2 (Capitalization of the Company).

H.

At the First Closing, the Parties shall enter into the amended and restated shareholders agreement regarding the terms and conditions of the shareholdings in the Company, which is attached to this Agreement as Schedule 4 (Shareholders Agreement) (the “Shareholders Agreement”).

I.	Each of the Parties has, prior to the First Closing, obtained any and all necessary approvals and permits for the transactions contemplated hereby.

J.	Each of the Investors has finalized its due diligence investigation with respect to the Company and the Business.

K.

Two (2) days prior to the relevant Closing Date, the Parties will enter into the notary letter managing the funds flow at the First Closing or the Milestone Closing attached as Schedule 11 (Notary Letter).

L.	The Parties wish to lay down in this Agreement the terms and conditions for the subscription by the Subscribers to the Subscriber Shares.

NOW HEREBY AGREE AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions and interpretation

1.1.1	Capitalized terms and expressions used in this Agreement have the meanings ascribed thereto in Schedule 1 (Definitions and Interpretation).

1.1.2	The provisions set out in Schedule 1 (Definitions and Interpretation) shall apply throughout this Agreement.

1.2	Schedules and Annexes

In this Agreement, each of the Schedules and Annexes forms part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement shall include a reference to all Schedules and Annexes.

2	SHARE SUBSCRIPTION

2.1	Share subscription

2.1.1	Subject to the terms and conditions of this Agreement, the Subscribers shall subscribe for Series B Preferred Shares as follows:

a.	Foresite subscribing to Series B Preferred Shares (in two tranches and subject to the terms of this Agreement) for an aggregate amount of USD 25,000,000;

b.	Bain Capital subscribing to Series B Preferred Shares (in two tranches and subject to the terms of this Agreement) for an aggregate amount of USD 17,235,757;

c.	BCIP subscribing to Series B Preferred Shares (in two tranches and subject to the terms of this Agreement) for an aggregate amount of USD 1,764,243;

d.	venBio subscribing to Series B Preferred Shares (in two tranches and subject to the terms of this Agreement) for an aggregate amount of USD 11,000,000;

e.	Venrock-1 subscribing to Series B Preferred Shares (in two tranches and subject to the terms of this Agreement) for an aggregate amount of USD 909,090.91;

f.	Venrock-2 subscribing to Series B Preferred Shares (in two tranches and subject to the terms of this Agreement) for an aggregate amount of USD 90,909.09;

g.	LSP subscribing to Series B Preferred Shares (in two tranches and subject to the terms of this Agreement) for an aggregate amount of USD 7,000,000;

h.	Kurma subscribing to Series B Preferred Shares (in two tranches and subject to the terms of this Agreement) for an aggregate amount of USD 1,000,000;

i.	Idinvest 1 subscribing to Series B Preferred Shares (in two tranches and subject to the terms of this Agreement) for an aggregate amount of USD 1,084,000; and

j.	Idinvest 2 subscribing to Series B Preferred Shares (in two tranches and subject to the terms of this Agreement) for an aggregate amount of USD 916,000,

the total price to be paid under (2.1.1) through (j), the “Subscription Price”.

2.1.2

The number of Subscriber Shares for which each Subscriber has subscribed shall be set forth in Clause 2.1.3 and 2.1.4 along with the applicable payment amount. Any contribution amounts in excess of the nominal value of the Subscriber Shares shall be administered in the books of the Company as non-stipulated share premium (ongebonden agio).

2.1.3	At the First Closing and subject to the terms and conditions of this Agreement and in accordance with the Deed of Issue I, as attached hereto as Schedule 3(a) (Deed of Issue I):

a.	Foresite shall subscribe for, acquire and pay up 1,137,649 Series B-1 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 9,469,704.42;

b.	Bain Capital shall subscribe for, acquire and pay up 784,330 Series B-1 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 6,528,703.73;

c.	BCIP shall subscribe for, acquire and pay up 80,284 Series B-1 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 668,277.96;

d.	venBio shall subscribe for, acquire and pay up 500,565 Series B-1 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 4,166,665.28;

e.	Venrock-1 shall subscribe for, acquire and pay up 41,369 Series B-1 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 344,352.44;

f.	Venrock-2 shall subscribe for, acquire and pay up 4,136 Series B-1 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 34,427.76;

g.	LSP shall subscribe for, acquire and pay up 318,541 Series B-1 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 2,651,511.25;

h.	Kurma shall subscribe for, acquire and pay up 45,505 Series B-1 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 378,780.19;

i.	Idinvest-1 shall subscribe for, acquire and pay up 49,328 Series B-1 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 410,602.55; and

j.	Idinvest-2 shall subscribe for, acquire and pay up 41,684 Series B-1 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 346,974.47,

the Subscriber Shares to be issued as referred to in this Clause 2.1.3 under (a) through (j) together the “First Tranche Shares” (the “First Closing”).

2.1.4	At the Milestone Closing and subject to the terms and conditions of this Agreement and in accordance with the Deed of Issue II, as attached hereto as Schedule 3(b) (Deed of Issue II):

a.	Foresite shall subscribe for, acquire and pay up 1,760,134 Series B-2 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 15,530,295.93;

b.

Bain Capital shall subscribe for, acquire and pay up 1,213,490 Series B-2 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 10,707,059.13;

c.	BCIP shall subscribe for, acquire and pay up 124,212 Series B-2 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 1,095,967.20;

d.	venBio shall subscribe for, acquire and pay up 774,460 Series B-2 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 6,833,339.39;

e.	Venrock-1 shall subscribe for, acquire and pay up 64,005 Series B-2 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 564,739.16;

f.	Venrock-2 shall subscribe for, acquire and pay up 6,401 Series B-2 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 56,478.33;

g.	LSP shall subscribe for, acquire and pay up 492,838 Series B-2 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 4,348,487.10;

h.	Kurma shall subscribe for, acquire and pay up 70,406 Series B-2 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 621,217.49;

i.	Idinvest-1 shall subscribe for, acquire and pay up 76,319 Series B-2 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 673,390.02; and

j.	Idinvest-2 shall subscribe for, acquire and pay up 64,491 Series B-2 Preferred Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 569,027.31,

the Series B-2 Preferred Shares to be issued as referred to in this Clause 2.1.4 under (0) through (j) together the “Milestone Tranche Shares” (the “Milestone Closing”).

2.1.5

Prior to any Closing Date, each of the New Subscribers may designate an Affiliate of that respective New Subscriber (the “New Subscriber Affiliate”) to acquire and pay up such number of Series B Shares subscribed for by the respective New Subscriber, pursuant to this Agreement. Immediately following such designation and the applicable Closing Date, the New Subscriber Affiliate shall execute a counterpart signature page to this Agreement and the Shareholders Agreement and shall be bound by the respective terms, provisions and obligations of this Agreement and the Shareholders Agreement as a “Subscriber” under this Agreement and an “Investor” and “Series B Holder” under the Shareholders Agreement. For the avoidance of doubt, each of the New Subscribers shall remain subject to and bound by the terms, provisions and obligations of this Agreement regardless of the actions of any of its Affiliates.

2.2	Waiver of Transfer Restrictions

2.2.1

Each of the Subscribers, conditional upon and subject to each of them becoming a Shareholder, hereby waives its pre-emption rights or any other transfer restrictions and its pre-emption rights, rights of first refusal and similar rights under the Articles and Shareholders Agreement in relation to the issuances of any Subscriber Shares under and in accordance with this Agreement in relation to the Milestone Closing.

2.2.2

Each of the Subscribers hereby waives its pre-emption rights or any other transfer restrictions and its rights of first refusal and similar rights under the Prior Agreement in relation to the issuances of the Series B Shares under and in accordance with this Agreement.

2.3	Payment of Subscription Price

2.3.1

On the Business Day prior to the relevant Closing Date, each of the Subscribers shall severally and not jointly pay its relevant part of the Subscription Price for its respective Shares as set out in the relevant Deed of Issue, in accordance with the Notary Letter, into the USD Notary Account or the EUR Notary Account and further in accordance with the payment request of the Company. The Notary will hold the Subscription Price so received for and on behalf of the Subscribers until the relevant Deed of Issue has been executed and immediately thereafter for and on behalf of the Company and shall pay such amount on the Closing Date to the bank account of the Company designated by it.

2.3.2

Each Subscriber shall, severally and not jointly, be liable for its relevant part of the Subscription Price for its respective Shares as set out in the relevant Deed of Issue, and a failure by any Subscriber to satisfy a payment obligation will not result in any of the other Investors becoming liable for such payment obligation.

2.3.3

Notwithstanding anything contained herein to the contrary, all references to U.S. Dollars herein as to the amount of investment by the Investors in the Company shall be satisfied by the Investors by payment to the Company and/or where required to the Notary in either, at each Investor’s election (but in accordance with the Notary Letter), (a) U.S. Dollars or (b) Euros that have an equivalent value to the U.S. Dollars applicable investment amount(s) on the basis of the Exchange Rate.

2.4	Use of the Subscription Proceeds

2.4.1

The proceeds from each of the Closings shall be used for general working capital purposes in accordance with the Operating Budget, attached as Schedule 5 (Operating Budget) as established in accordance with the Shareholders Agreement from time and the Company’s business plan as presented to the Board from time to time, and subject to any changes that may be approved by the Board following the First Closing.

3	FIRST CLOSING

3.1	Conditions to the First Closing

On or before the First Closing Date, the Parties shall proceed with the First Closing, subject to the following conditions:

a.	the representations and warranties of the Company on Schedule 7 (Representations and Warranties) shall be true and correct in all material respects as of the First Closing; and

b.	each of the Subscribers has finalized its due diligence investigation with respect to the Company and the Business;

c.	the First Closing Obligations referred to in Clause 3.4.2 (a) through (e) have been satisfied,

the conditions under a. through c. hereinafter the “First Tranche Conditions”.

3.2	Fulfillment or Waiver of the First Tranche Conditions

3.2.1	The Parties shall use reasonable efforts to cause the First Tranche Condition to be fulfilled as soon as possible prior to the First Closing Date.

3.2.2	Notwithstanding Clause 7.3, the First Tranche Conditions may solely be waived by the Parties jointly in writing prior to or on the First Closing Date.

3.3	Place of First Closing

The First Closing shall take place on the First Closing Date at the offices of NautaDutilh N.V. at Beethovenstraat 400 (1082 PR) Amsterdam, the Netherlands.

3.4	First Closing Obligations

3.4.1

Subject only to the satisfaction or waiver of the First Tranche Conditions, the First Closing Date, and the payment by each Subscriber of the aggregate amounts set forth under Clause 2.1.3 (or its EUR equivalent) to the USD Notary Account respectively the EUR Notary Account, shall be no later than twelve (12) calendar days following the date of this Agreement. The Parties hereby agree and acknowledge that failure by any Subscriber to pay the applicable amounts specified in Clause 2.1.3 (or its EUR equivalent) with respect to the First Tranche Shares to the USD Notary Account respectively the EUR Notary account upon satisfaction or waiver of the First Tranche Conditions shall constitute a material breach of this Agreement, and the Company shall be entitled to seek all rights and remedies available to it under law or equity. The Parties acknowledge and agree that monetary damages may not be an adequate remedy for breach of this Clause 3.4.1 and that the Company may seek to enforce specifically the obligations under this Clause 3.4.1 (without prejudice to any other remedies available to it at law or equity).

3.4.2	At the First Closing:

a.	the Company shall have delivered the up-to-date shareholders’ register of the Company to the Notary;

b.

the Parties shall have delivered to the Notary powers of attorney duly executed by them, and to the extent required by the Notary, legalized and apostilled and accompanied by an authority statement, in each case authorizing their respective representatives or the Notary to attend to and execute the Deed of Issue I;

c.	the Company’s shareholders shall have provided to the Notary an executed written resolution of the General Meeting of the Company:

i.	to approve the Investment and that the Company enters into the Shareholders Agreement and all documents referred to therein or ancillary thereto;

ii.	to issue the First Tranche Shares;

iii.	to amend and restate the Articles in accordance with the deed of amendment of the Articles attached as Schedule 6 (Articles of Association);

iv.	to waive any pre-emptive rights or rights of first refusal of the shareholders of the Company in connection with the issuance of the Subscriber Shares; and

v.

to amend the Company’s 2016 Equity Incentive Plan, as amended and restated from time to time, to, among other things, increase the option pool to 10% of the Company’s fully diluted capitalization following the First Closing, or 1,502,569 Ordinary Shares;

vi.	to appoint Mr. Modig as Executive Director; and

vii.

to delegate full power and authority to the Board to approve the issue of the Milestone Tranche Shares and to exclude or limit the pre-emptive rights thereon and to otherwise take all actions necessary and appropriate to carry out the Milestone Closing, the “Shareholders Resolution”;

d.	the Parties shall have executed the Shareholders Agreement (attached as Schedule 4 (Shareholders Agreement));

e.	the Company shall have entered into indemnification agreements with the members of the Board in form reasonably satisfactory to the Subscribers;

and subject to the Notary having received all documents required by him, at the First Closing Date:

f.	the Parties shall instruct the Notary to proceed with the First Closing in accordance with the notary letter;

g.	the Notary shall execute the deed of amendment of the Articles of Association of the Company so that the Articles of Association will be in the form as set out in Schedule 6 (Articles of Association);

h.	the First Tranche Shares shall be issued to the Subscribers through the execution of the Deed of Issue I by the Notary;

i.	the Company shall register the issue of the First Tranche Shares in its shareholders’ register;

j.	the Parties shall take such action and sign such documents as shall be required to effectuate the First Closing; and

k.

the Subscribers shall receive from Nautadutilh N.V., Netherlands counsel for the Company, an opinion, dated as of the First Closing Date, in substantially the form attached as Schedule 10 (Opinion of Dutch Counsel) hereto.

3.4.3

The total Subscription Price for the First Tranche Shares deposited at the USD Notary Account respectively the EUR Notary Account shall be disbursed in accordance with the Company’s instruction under the Notary Letter.

3.4.4	The Company covenants and agrees to obtain D&O Insurance in an amount and upon terms acceptable to the Subscribers within ten (10) Business Days following the First Closing Date.

4	MILESTONE CLOSING

4.1	Milestone Closing

4.1.1

The obligations of the Parties to proceed with the Milestone Closing shall be subject to the satisfaction of each of the following conditions (or, in lieu of satisfaction of any such condition, waiver thereof by the Series B Investor Majority) on or prior to the Milestone Closing Date (as defined below):

a.	no Material Adverse Change has occurred as determined in good faith by the Board;

b.	the Shareholders’ Agreement shall remain in full force and effect;

c.	the representations and warranties of the Company under Clauses 3(a), (b), (c) and (d) of Schedule 7 (Representations and Warranties) shall be true and correct in all material respects;

d.	the satisfaction of the Second Tranche Milestone, as determined in good faith by the Board, on or prior to 30 June 2020; and

e.

the Company has not been declared bankrupt or granted suspension of payment, no filing has been made with the competent court in order to have the Company declared bankrupt or granted a suspension of payment, no substantial part of the assets of the Company have been seized, the conditions under a. through e. hereinafter the “Milestone Tranche Conditions”. Upon fulfilment of the Milestone Tranche Conditions (or waiver thereof by the Series B Investor Majority), the Company shall immediately notify the Subscribers (the “Milestone Closing Notice”).

4.1.2	Prior to the fulfilment or waiver of the Milestone Tranche Conditions:

a.	each Investor may at its sole discretion fund any portion of its Milestone Tranche Shares at any time against the issuance of a pro rata part of its Milestone Tranche Shares; and

b.	the Series B Investor Majority may elect that each holder of Subscriber Shares funds its relevant part of any portion or all, as applicable, of the Milestone Tranche Shares.

4.1.3

In the event that the Company becomes aware of any event, circumstance or fact that renders or may render any of the Milestone Tranche Conditions incapable of being fulfilled, it shall immediately notify the Subscribers.

4.2	Place of Milestone Closing

The Milestone Closing shall take place on the Milestone Closing Date at the offices of NautaDutilh N.V., Beethovenstraat 400, (1082 PR) Amsterdam, the Netherlands.

4.3	Milestone Closing Obligations

4.3.1

The issue of, and payment for, the Milestone Tranche Shares by each Subscriber at the Milestone Closing shall take place on the date as determined by the Subscribers, but in any event at least 20 calendar days after receipt of the Milestone Closing Notice, but no later than 30 calendar days after receipt of the Milestone Closing Notice or such other date that is mutually agreeable to the Company and the Series B Investor Majority (the “Milestone Closing Date”).

4.3.2

At the Milestone Closing Date, upon satisfaction of each of the Milestone Tranche Conditions (or, in lieu of satisfaction of any such condition, waiver thereof by the Series B Investor Majority), the Parties shall have the following obligations:

a.	the Company shall deliver the up-to-date shareholders’ register of the Company to the Notary;

b.

the Parties shall deliver to the Notary powers of attorney duly executed by them, and to the extent required by the Notary, legalized and apostilled and accompanied by an authority statement, in each case authorizing their respective representatives or the Notary to attend to and execute the Deed of Issue II;

c.

the total Subscription Price for the Milestone Tranche Shares payable by each Subscriber under Clause 2.1.4 shall be transferred by the relevant Subscriber for the payment of the Milestone Tranche Shares to the USD Notary Account respectively the EUR Notary Account or any account designated by the Company with the prior written approval of the Subscribers for this purpose (the “Payment Obligation”), and shall be credited thereto with a value date not later than the Milestone Closing Date;

d.	the Parties shall instruct the Notary to proceed with the Milestone Closing;

e.	the Milestone Tranche Shares shall be issued to the Subscribers through the execution of the Deed of Issue II by the Notary;

f.	the Company shall register the issue of the Milestone Tranche Shares in its shareholders’ register;

g.	the Parties shall take such action and sign such documents as shall be required to effectuate the Milestone Closing; and

h.

the Subscribers shall receive from NautaDutilh N.V., Netherlands counsel for the Company, an opinion, dated as of the Milestone Closing, in substantially the form delivered to Subscribers in connection with the First Closing, the obligations under (a) through (h) hereinafter the “Milestone Tranche Covenants.”

4.3.3

The total Subscription Price for the Milestone Tranche Shares deposited at the USD Notary Account respectively the EUR Notary Account, or any other account designated by the Company with the prior written approval of the Subscribers for this purpose, shall be released and transferred to the Company on the Milestone Closing Date.

4.4	Milestone Closing – Defaulting Investor

4.4.1

If a holder of Subscriber Shares fails to satisfy any of its Milestone Tranche Covenants as referred to in 4.3.2(b), (c), (d) and (g) on or before the Milestone Closing Date, such holder shall be a “Potential Defaulting Investor”.

4.4.2

In case of a Potential Defaulting Investor, the Potential Defaulting Investor shall be given seven (7) calendar days after the scheduled Milestone Closing Date to remedy its failure to satisfy its Milestone Tranche Covenants (the “Grace Period”).

4.4.3

If following the lapse of the Grace Period, the Potential Defaulting Investor has not satisfied its Milestone Tranche Covenants (the last day of the Grace Period the “Default Date” and such a Potential Defaulting Investor, a “Defaulting Investor”), the sole and exclusive remedy of the Company and the other Subscribers shall be as follows:

a.	such Defaulting Investor’s Series B Shares, irrespective of whether they are held by such Defaulting Investor, will convert into Ordinary Shares against a 1:1 conversion rate; and

b.

notwithstanding any provision to the contrary in the Shareholders’ Agreement, effective as of the Default Date, (A) such Defaulting Investor shall no longer have the right to appoint, nominate or designate any members to the Board of Directors and/or board observers, as applicable, regardless of its ownership of Series B Shares or other share capital of the Company (including securities exercisable for or convertible into share capital of the Company), and (B) any existing Director and/or board observer as of the Default Date appointed, nominated or designated by such Defaulting Investor shall immediately resign from the Board of Directors and/or as a board observer, as applicable. In the event that an existing Director resigns pursuant to this Clause 4.4.3, the resulting vacancy on the Board of Directors caused by such resignation shall be filled in accordance with the Shareholders Agreement.

5	REPRESENTATIONS AND WARRANTIES

5.1	Parties’ representations and warranties

5.1.1

Without prejudice to any other representations and warranties contained in this Agreement, each Party hereby represents and warrants, severally and not jointly, on behalf of such Party only to the other Parties as follows:

a.

except if such a Party is a natural person and not a legal entity or (limited) partnership, it is duly organized, and validly existing under the laws of its incorporation or formation, and has all requisite corporate power and authority to own its property and to carry on its business as it is now being conducted;

b.

it has full power and authority (corporate or otherwise) to enter into, execute, deliver and carry out the terms of this Agreement and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate action and are not in violation of its articles of association or other governing documents, as far as applicable; and

c.

this Agreement constitutes its legal and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or by other principles of general applicability.

5.1.2

Without prejudice to any other representations and warranties contained in this Agreement, each Subscriber hereby represents and warrants, severally and not jointly, on behalf of such Subscriber to the Company as follows:

a.

This Agreement is made with the Subscribers in reliance upon the Subscriber’s representation to the Company, which by the Subscriber’s execution of this Agreement, the Subscriber hereby confirms, that the Series B Shares to be acquired by the Subscriber will be acquired for investment for the Subscriber’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Subscriber has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Subscriber further represents that the Subscriber does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Series B Shares. Except as disclosed to the Company, the Subscriber has not been formed for the specific purpose of acquiring the Series B Shares.

b.

The Subscriber has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Series B Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in this Agreement or the right of the Subscribers to rely thereon.

c.

The Subscriber understands that the Series B Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Subscriber’s representations as expressed herein. The Subscriber understands that the Series B Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Subscriber must hold the Series B Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Subscriber acknowledges that the Company has no obligation to register or qualify the Series B Shares, or the Ordinary Shares into which it may be converted, for resale except as set forth in the Shareholders’ Agreement. The Subscriber further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Subscriber’s control, and which the Company is under no obligation and may not be able to satisfy.

d.	The Subscriber understands that no public market now exists for the Series B Shares, and that the Company has made no assurances that a public market will ever exist for the Series B Shares.

e.

If the Subscriber is not a United States person (as defined by Section 7701(a)(30) of the Code), the Subscriber hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Series B Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Series B Shares. The Subscriber’s subscription and payment for and continued beneficial ownership of the Series B Shares will not violate any applicable securities or other laws of the Subscriber’s jurisdiction.

f.	The Subscriber is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

g.

Neither the Subscriber, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Series B Shares.

h.	The Subscribers are not aware of any material Warranty Breach.

5.2	Representations and Warranties by the Company

5.2.1

Without prejudice to the representations and warranties contained in this Agreement, the Company represents and warrants to the Subscribers that the warranties set out in Clause 5.1 and Schedule 77 (Representations and Warranties) are true and accurate on the date of this Agreement, provided that no circumstances, facts or events shall constitute a breach of such Representations and Warranties (a “Warranty Breach”) to the extent that they have been fully and fairly disclosed in all material respects in the Disclosure Letter.

5.2.2

In case of a Warranty Breach, the Company shall reimburse and hold the Subscribers harmless for all Damages. The Subscribers’ damage shall be deemed to include the damages suffered by the Company pro rata to the indirect percentage of Series B Shares held by and per Subscriber, subject, however to the following provisions:

a.

In each case of a Warranty Breach, the Company shall be granted the possibility to remedy the inaccuracy and/or incorrectness of the applicable Warranties within a reasonable period of time which shall not exceed 30 (thirty) calendar days after having been given notice of such Warranty Breach in such a way that the Company realizes the situation which would have existed, had the Warranties been true and accurate.

b.

The aggregate maximum liability of the Company for Warranty Breaches (i) shall not exceed the total amount actually invested by the Subscribers at the First Closing and the Milestone Closing, and (ii) no liability shall arise unless the Damages resulting from all Warranty Breaches exceed an amount of USD 200,000 (two hundred thousand United States Dollars), in which case the Company shall be liable for the entire amount and not only the excess.

c.

The Subscribers shall not be entitled to any compensation for a Warranty Breach unless notice (the “Claim Notification”) in writing of such claim has been received by the Company containing a description of the facts and circumstances that gave rise to the claim, as well as an estimate of the amount of the claim, all to the extent known to the Subscribers.

d.

The Subscribers undertake to inform the Company as soon as reasonably possible after becoming aware of facts and circumstances that could give rise to a claim for either a Warranty Breach, in any event within 60 (sixty) calendar days. Any failure or delay on the part of the Subscribers to notify the Company shall not prejudice the right of the Subscribers to make a claim, but the Damages payable shall be reduced to the extent Damages have arisen as a consequence of such delay.

e.

Other than with respect to Fundamental Warranties, the Subscribers shall not be entitled to claim any Damages after 24 (twenty four) months have lapsed after the First Closing Date, with respect to Warranty Breaches; it being understood, however, that a claim by the Subscribers in relation to any Damages relating to the Fundamental Warranties may be made within 60 (sixty) days after the expiration of the applicable statute of limitation.

f.	Title 1 of Book 7 of the Dutch Civil Code shall not be applicable to the acquisition of the Shares by the Subscribers pursuant to this Agreement.

5.2.3

The Parties acknowledge and confirm that (i) the Subscribers have decided to enter into this Agreement solely in reliance on the Representations and Warranties in the terms stated herein. Each Subscriber acknowledges and confirms that the Representations and Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Company on which the Subscribers may rely (and has relied upon) in entering into this Agreement and the transactions contemplated herein and shall not have the right to invoke any warranties contained in or implied by Dutch law. In particular, each Subscriber acknowledges and agrees that the Company does not make any representation or warranty as to the accuracy of forecasts, estimates, projections, statements of intent or any opinion provided to the Subscribers.

5.2.4	Nothing in this Agreement shall limit the liability of the Company in the event of fraud (bedrog) or willful misconduct (opzet) on the part of the Company’s employees.

5.3	Investment decision

5.3.1

Each Subscriber acknowledges and confirms that (i) it may not rely on any investigation that another Subscriber, any of its Affiliates or any person acting on its behalf, may have conducted or made available in any form, and none of such persons has made any representation to the Subscribers, express or implied, with respect to the Company and/or the transactions contemplated by this Agreement and any related documents and (ii) it has independently made the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement and any related documents and has not relied in any manner whatsoever on any other Subscribers, in each case except as set forth in the Representations and Warranties under this Agreement.

6	CONFIDENTIALITY AND ANNOUNCEMENTS

6.1

Each of the Parties agrees to keep secret and strictly confidential and not to use, disclose, or divulge to any third party or to enable or cause any person to become aware of (except for the purposes of conducting the Company’s business for the benefit of the Company and to its employees, advisors and/or consultants, in each case provided that any person to whom such confidential information is disclosed by it complies with the restrictions set out in this Clause 6.1 as if such person were a Party) any information relating to the Company or its Business or assets or the existence or the contents of this Agreement.

6.2	Nothing in this Article 6 prevents any announcement being made or any confidential information being disclosed by any Party:

a.	on or following the First Closing Date, if the Parties have reasonably agreed on the contents of such announcement; or

b.

to the extent required by law or any competent regulatory body or capitalize stock exchange or under any agreement with any Tax Authority existing at the date hereof or to comply with any applicable accounting requirements; any Party so required to disclose any confidential information shall promptly notify the other Party, where practicable and to the extent lawful to do so, before disclosure occurs and shall consult with the other Party regarding the timing and content of such disclosure and shall take such action which the other Party may reasonably request/which may reasonably be required to challenge the validity of such disclosure requirement; or

c.	to the extent that such information is public knowledge other than through unlawful disclosure by that Party; or

d.

to that Party’s investors, prospective investors, stockholders, investor committees and/or any of its Affiliates (excluding portfolio companies) on all information pertaining to the Company and the equity investment made or to be made in the Company in accordance with its reporting obligations (including, if applicable, under its fund investment documents or to the extent required for legal, tax, audit or regulatory purposes), subject to a duty of confidentiality;

e.	to the extent that it is or has been independently developed or conceived by such Party without use of the Company’s confidential information;

f.	to the extent that it is already in the Party’s possession; or

g.	to that Party’s accountants, consultants and other professional advisers or its financiers subject to a duty of confidentiality and only to the extent necessary for any lawful purpose.

7	MISCELLANEOUS

7.1	Further action

If at any time after the First Closing or the Milestone Closing, any further action is necessary or desirable in order to implement this Agreement, each Party shall at its own cost execute and deliver any further documents and take all such necessary action as may reasonably be requested from each of such party.

7.2	Invalidity

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreements substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall make every effort to reach agreement on a new clause which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

7.3	Amendment

Any amendment to this Agreement shall only have force and effect if approved by the Board and approved in writing by the Series B Investor Majority. Notwithstanding the foregoing, (i) this Agreement (including any amounts to be invested by the Parties) may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Party so as to adversely affect such Party in a manner different or disproportionate to other Parties, without the written consent of such Party, and (ii) Article 4 and this subclause (ii) of this Clause 7.3 may not be amended, modified, terminated or waived without the written consent of the Board (including approval by at least one Executive Director), together with the Series B Investor Majority.

7.4	Costs

Provided the First Closing takes place, the Company shall bear reasonable fees and expenses incurred by the New Subscribers and/or their Affiliates in connection with their due diligence and any of the transactions contemplated by this Agreement and the Shareholders Agreement and related transaction documentation (including legal expenses), such aggregate amount not to exceed USD 115,000 (one hundred fifteen thousand United States dollars), excluding VAT. The Company shall bear its own legal and other expenses, in particular for the preparation of the corporate documents to implement the transactions set out in this Agreement on the First Closing Date.

7.5	Consequences of termination

7.5.1

If the First Closing shall not have occurred by August 16, 2019, notwithstanding any amendment to the First Closing Date pursuant to Clause 7.3 (Amendment) or otherwise, this Agreement may be terminated by the Company, in its sole discretion, and be of no further force and effect.

7.5.2

In the event that this Agreement is terminated, this Agreement shall have no further effect with the exception of the provisions set forth in Clause 6 (Confidentiality and announcements) and Clause 7 (Miscellaneous) which provisions shall survive any termination of this Agreement indefinitely.

7.5.3	Termination of this Agreement shall be without prejudice to the liability of any Party as a result of such Party failing to fulfil any of its obligations under this Agreement.

7.6	Entire agreement

This Agreement contains the entire agreement between the Parties with respect to the subject matter covered hereby and supersedes all earlier agreements and understandings, whether oral, written or otherwise, between the Parties.

7.7	No implied waiver

7.7.1	Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or notice to that effect has been given.

7.7.2

The failure of a Party to exercise any right under this Agreement (which shall include the granting by a Party to either (any) of the other Parties of an extension of time in which to perform its obligations under any provision hereof) shall not be deemed to constitute a waiver of the right to exercise any such right in the future.

7.8	No rescission

The Parties hereby waive their rights under articles 6:228 and 6:265 to 6:272 inclusive of the Dutch Civil Code to rescind (ontbinden) and/or annul (vernietigen) or demand in legal proceedings the rescission (ontbinding), and/or annulment (vernietiging) in whole or in part, of this Agreement and their rights under article 6:230 of the Dutch Civil Code to request in legal proceedings the amendment of this Agreement.

7.9	Counterparts

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.10	Notices

7.10.1

Any notice or other communication under or in connection with this Agreement shall be in writing and may be sent by courier or by registered mail or email and shall be effective when received, and in any event no later than:

a.	when sent by courier service 3 (three) days after dispatch;

b.	when sent by registered mail 3 (three) days after dispatch;

c.

when sent by email, on the date of transmission, if transmitted before 5.00 p.m. (local time at the place of destination) on any Business Day and in any other case on the Business Day following the date of transmission.

7.10.2

For the purposes hereof, the addresses of the Parties shall be as specified in Schedule 9 (Notices) or at such other address as the Party to be given notice may have notified to the other Parties from time to time in accordance with this Clause as its address for receiving notices. For avoidance of doubt, in case multiple email addresses are provided in Schedule 9 (Notices), then the notice is effective only if sent to all listed email addresses.

7.10.3	The provisions of this Clause shall not apply in relation to the service of documents for the purpose of litigation.

7.11	Assignment or encumbrance

No Party may assign this Agreement (contractsoverneming) or assign or encumber any of its rights thereunder without the prior written consent of the other Parties.

7.12	Notary

The Parties are aware of the fact that the Notary works with NautaDutilh N.V., the firm that is advising the Company in this transaction. With reference to article 10 of the Guidelines regarding Cooperation among Civil Law Notaries and among Civil Law Notaries and Advocates (Richtlijnen met betrekking tot de samenwerking van notarissen onderling en met advocaten) determined by the board of the Royal Dutch Notaries’ Society, the Parties herewith explicitly agree that the Company is assisted by NautaDutilh N.V. in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

7.13	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

7.14	Disputes

Any dispute in connection with this Agreement or any Agreement resulting therefrom shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Signature pages follow

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY: PHARVARIS B.V.

By:	/s/ B.A.E. Modig

Name:	B.A.E. Modig

Title:	CEO

Address:	Pharvaris B.V. J.H. Oortweg 21 2333 CH Leiden The Netherlands Attn: B.A.E. Modig

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

FORESITE CAPITAL FUND IV, L.P.

By: Foresite Capital Management IV, LLC, its General Partner

By:	/s/ Dennis D. Ryan

Name:	Dennis D. Ryan

Title:	Chief Financial Officer

Address:	Foresite Capital Fund IV, L.P. 600 Montgomery Street Suite 4500 San Francisco, CA 94111 The United States Attn: Michael Rome

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

BAIN CAPITAL LIFE SCIENCES FUND, L.P. By: Bain Capital Life Sciences Partners, L.P., its General Partner By: Bain Capital Life Sciences Investors, LLC, its General partner

By:	/s/ Jeffrey Schwartz

Name:	Jeffrey Schwartz

Title:	Managing Director

Address:	Bain Capital Life Sciences Fund, L.P. 200 Clarendon Street Boston, MA 02116 The United States Attn: Ricky Sun

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

BCIP LIFE SCIENCES ASSOCIATES, L.P. By: Boylston Coinvestors, LLC Its General Partner

By:	/s/ Jeffrey Schwartz

Name:	Jeffrey Schwartz

Title:	Authorized Signatory

Address:	BCIP Life Sciences Associates, LP 200 Clarendon Street Boston, MA 02116 The United States Attn: Ricky Sun

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

VENBIO GLOBAL STRATEGIC FUND III, L.P. By: venBio Global Strategic GP III, L.P., its General Partner

By: venBio Global Strategic GP III, Ltd, its General Partner

By:	/s/ Corey Goodman

Name:	Corey Goodman

Title:	Director

Address:	venBio Global Strategic Fund III, L.P. 1700 Owens Street Suite 595 San Francisco, CA 94158, United States of America Attn: Richard Gaster

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

VENROCK HEALTHCARE CAPITAL PARTNERS III, L.P.

By: VHCP Management III, LLC, its General Partner

By: /s/ David L. Stepp
Name: David L. Stepp
Title: Authorized Signatory

Address: Venrock Healthcare Capital Partners III, L.P. 3340 Hillview Avenue Palo Alto, CA 94304 Attn: Sherman Souther

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

VHCP CO-INVESTMENT HOLDINGS III, LLC

By: VHCP Management III, LLC, its Manager

By: /s/ David L. Stepp
Name: David L. Stepp
Title: Authorized Signatory

Address: VHCP Co-Investment Holdings III, LLC 3340 Hillview Avenue Palo Alto, CA 94304 Attn: Sherman Souther

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

LSP V COÖPERATIEVE U.A.

By: LSP V Management B.V.

By: /s/ Martijn Kleijwegt
Name: Martijn Kleijwegt
Title: Director

By: /s/ René Kuijten
Name: René Kuijten
Title: Director

Address: LSP V Coöperatieve U.A. Johannes Vermeerplein 9 1071 DV Amsterdam the Netherlands Attn: Bas Vaessen

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

KURMA BIOFUND II

By: KURMA PARTNERS S.A.

By: /s/ Rémi Droller
Name: Rémi Droller
Title: Managing Partner

Address: KURMA BIOFUND II 24 Rue Royale, 75008, Paris France Attn: Remi Droller

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

OBJECTIF INNOVATION PATRIMOINE N°9 IDINVEST PATRIMOINE N°6

By: Idinvest Partners S.A., its General Partner

By: /s/ Benoist Grossmann
Name: Benoist Grossmann
Title: Managing Partner

Address: 117 Avenue des Champs- Elysées 75008, Paris France Attn: Gaston Samele

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Schedule 1.	DEFINITIONS AND INTERPRETATION

Part 1	Definitions

The following capitalized terms and expressions in this Agreement have the following meanings:

“Affiliate”	means any subsidiary and any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person

“Agreement”	means this share subscription agreement, as defined in the introduction to this Agreement

“Articles”	means the articles of association of the Company

“Board of Directors”	means the one-tier board of the Company

“Business Day”	means a day on which banks and foreign exchange markets are generally open in the United States and the Netherlands for formal business

“Business”	has the meaning ascribed thereto in Recital A

“Claim Notification”	has the meaning ascribed thereto in Clause 5.2.2

“Clause”	means a clause of this Agreement

“Closing Date”	means the date of Closing

“Closing”	means the execution of the Deed of Issue I or the Deed of Issue II at the First Closing or Milestone Closing, respectively

“Company”	has the meaning set out in the introduction to this Agreement

“Code”	means the Internal Revenue Code of 1986, as amended.

“D&O Insurance”	means director & officer insurance for the Directors in the amount per claim and per policy period as determined by the Board

“Damages”	has the meaning ascribed thereto in article 6:96 et seq. of the Dutch Civil Code (vermogensschade), excluding indirect, consequential damages, punitive and multipliers other than any diminution in the value of the Series B Shares to the extent proximately caused by, and attributable to, Warranty Breaches.

Data Room	the online data site run by Merrill Datasite of which the index is attached hereto as Schedule 88 (Data Room Index)

“Deed of Issue I”	means the notarial deed to be executed by the Notary at the First Closing Date, pursuant to which the Subscribers will acquire the First Tranche Shares as provided for in this Agreement, attached hereto as Schedule 3(a) (Deed of Issue I)

“Deed of Issue II”	means the notarial deed to be executed by the Notary at the Milestone Closing Date, pursuant to which the Subscribers will acquire the Milestone Tranche Shares as provided for in this Agreement, attached hereto as Schedule 3(b) (Deed of Issue II)

“Default Date”	has the meaning ascribed thereto in Clause 4.4.3
“Defaulting Investor”	has the meaning ascribed thereto in Clause 4.4.1

“Directors”	means the Executive and Non-Executive Directors of the Company

“Disclosure Letter”	means the disclosure letter attached hereto as Schedule 12

“Dutch Civil Code”	means the Dutch civil code (Burgerlijk Wetboek)

“EUR” or “Euro”	means the basic unit of currency among participating European Union countries

“EUR Notary Account”	shall mean the bank account in the name of Kwaliteitsrekening Notarissen Amsterdam NautaDutilh N.V. with ABN AMRO Bank N.V., IBAN NL60ABNA0452477999, BIC code ABNANL2A

“Exchange Rate”	means, in relation to any currency to be converted into or from U.S. Dollars for the purposes of this Agreement, the exchange rate for that currency into or, as the case may be, from U.S. Dollars, as published in the London edition of the Financial Times 3 (three) Business Days immediately prior to the relevant date of Completion or the relevant rate quoted on the appropriate page of the Reuters screen as at the close of business in Amsterdam, the Netherlands, 3 (three) Business Days immediately prior to the relevant date of Completion

“Executive Director”	has the meaning ascribed thereto in the Shareholders’ Agreement

“First Closing Date”	means no later than 1:00 p.m. Central European Time on 30 July 2019 or such later date as may be agreed between the Parties in writing pursuant to Clause 7.3

“First Closing”	has the meaning ascribed thereto in Clause 2.1.3

“First Tranche Conditions”	has the meaning ascribed thereto in Clause 3.1

“First Tranche Shares”	has the meaning ascribed thereto in Clause 2.1.3

“Fundamental Warranties”	all of the representations and warranties in Clause 5.1.1, and sections 1 and 2 of Schedule 7 (Representations and Warranties)

“Intellectual Property Rights”	means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s Business as now conducted and as presently proposed to be conducted

“Investor Subscription Price Per Share”	means USD 8.32 per Series B-1 Preferred Share and USD 8.82 per Series B-2 Preferred Share

“Investor”	has the meaning set out in the introduction of this Agreement

“Material Adverse Change”	means any fact, matter, event, circumstance, condition or change which has a materially adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

“Milestone Closing Date”	has the meaning ascribed thereto in Clause 4.3.1

“Milestone Closing”	has the meaning ascribed thereto in Clause 2.1.4

“Milestone Closing Notice”	has the meaning ascribed thereto in Clause 4.1.1

“Milestone Tranche Conditions”	has the meaning ascribed thereto in Clause 4.1.1

“Milestone Tranche Covenants”	has the meaning ascribed thereto in Clause 4.3.2

“Milestone Tranche Shares”	has the meaning ascribed thereto in Clause 2.1.4

“Non-Executive Director”	has the meaning ascribed thereto in the Shareholders’ Agreement

“Notary”	means any civil law notary working at NautaDutilh N.V. or any of their deputies

“Operating Budget”	means the business plan of the Company as presented to the Board from time to time and the Operating Budget set forth in Schedule 5 (Operating Budget).

“Ordinary Shares”	means ordinary shares in the share capital of the Company

“Parties”	has the meaning set out in the introduction to this Agreement

“Party”	has the meaning set out in the introduction to this Agreement

“Persons”	means any individual, firm, company, corporation, limited liability company, trust, unincorporated organisation, entity or division, government, governmental authority, tax authority, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality)

“Prior Agreement”	has the meaning as ascribed thereto in the Shareholders Agreement.

“Related Person”	means in relation to any Person, a Person who or which is a Director or shareholder of that Person, or (if applicable) his or her spouse, registered partner or relatives in blood or by marriage in the direct line and in the collateral line in the first degree

“Representations and Warranties”	means the representations and warranties as set out in Schedule 7 (Representations and Warranties)

“Schedule”	means any schedule to this Agreement

“Second Tranche Milestone”	means the successful completion of a Phase 1, single-dose escalation and BK challenge clinical trial in healthy volunteers, including the identification of (i) a safe and tolerable dose of PHA121 ready for further trials with repeated oral administration and (ii) a dose of PHA121 commensurate with maximal BID frequency of dosing to cover 24 hours of bradykinin B2 receptor inhibition (which will support advancement to on-demand and prophylactic trials in hereditary angioedema patients with doses that are administered no more frequently than BID)

“Securities Act”	means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Investor Majority “	means the majority of the issued and outstanding Series B Shares held by the Subscribers and their permitted transferees (excluding Venrock and its permitted transferees)

“Series B Investors”	has the meaning set out in the introduction to this Agreement

“Series B Shares”	has the meaning ascribed thereto in Recital E

“Series B-1 Preferred Shares”	has the meaning ascribed thereto in Recital E

“Series B-2 Preferred Shares”	has the meaning ascribed thereto in Recital E

“Shareholders Agreement”	has the meaning ascribed thereto in Recital H

“Shareholders Resolution”	has the meaning ascribed thereto in Clause 3.4.2

“Shares”	means the issued shares in the capital of the Company

“Subscribers”	has the meaning ascribed thereto in the introduction to this Agreement

“Subscriber Shares”	means the Series B Shares subscribed for and issued pursuant to this Agreement

“Subscription Price”	has the meaning ascribed thereto in Clause 2.1.1

“Tax Authority”	means a governmental authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax

“Tax” or “Taxation”	means any form of taxation of any country or jurisdiction, whether arising by way of a primary liability or by way of a secondary liability, whether direct or indirect, and any levy, duty, charge, contribution (including but not limited to any social security contribution or employee social security scheme), withholding or impost, and any liability for repayment of unlawful state aid in relation to Tax imposed, assessed and/or collected (including all interest and penalties relating thereto)

“Term Sheet”	has the meaning ascribed thereto in Recital E

“USD”	means United States dollars

“USD Notary Account”	means the bank account in the name of Kwaliteitsrekening Notarissen Amsterdam NautaDutilh N.V., with ABN AMRO Bank N.V., IBAN: NL56ABNA0415769779, BIC code ABNANL2A

“Warranty Breach”	has the meaning ascribed thereto in Clause 5.2.1

Part 2	Provisions

For the purpose of this Agreement:

a.	Gender and number Words denoting the singular shall include the plural and vice versa, unless specifically defined otherwise. Words denoting one gender shall include another gender.

b.

Reference to include The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered and will be construed as meaning “including without limitation” except to the extent specifically provided otherwise in this Agreement.

c.	Headings The headings are for convenience or reference only and are not to affect the construction of this Agreement or to be taken into consideration in the interpretation of this Agreement.

d.

Clauses, Recitals, Schedules, etc. Unless otherwise stated, Clause, Recital, Schedule or Annex means a clause (including all subclauses), a recital in or to this Agreement or a Schedule or an Annex respectively.

e.

Awareness The expression “so far as the Company is aware”, “to the best knowledge of the Company” or any similar expression shall be deemed to refer to the knowledge of the Company’s officers after due enquiry on the applicable Closing Date.

f.

Days Unless the context clearly indicates a contrary intention, when any number of days is prescribed in this Agreement, it must be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day other than a Business Day, in which case the last day will be the next succeeding day which is a Business Day.

g.

Drafting party No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision. It is acknowledged that representatives of each Party have participated in the drafting and negotiation of this Agreement.

h.

Language If there is a discrepancy between an English language word and a Dutch language word used to clarify it and then to the extent of the conflict only, the meaning of the Dutch language word shall prevail.

i.

Dutch concepts References to any Dutch legal concept in any jurisdiction other than the Netherlands shall be deemed to include the concept which in that jurisdiction most closely approximates the Dutch legal concept.

j.

Documents A reference to any document referred to in this Agreement is a reference to that document as amended, varied or supplemented (other than in breach or the provisions of this Agreement) from time to time.

k.	Subsidiary A company is a subsidiary of another company, its holding company, if that other company:

i.	holds a majority of the voting rights in it;

ii.	has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any);

iii.	is a shareholder or member of it and controls alone or together with other Persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

iv.	is a subsidiary of a company which is itself a subsidiary of that other company.

l.

Ordinary course of business An action taken by a Person will be deemed to have been taken in the “ordinary course of business” only if: such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and such action is similar in nature and magnitude to actions customarily taken, without any authorisation by the supervisory board or other governing board or body exercising similar authority (where applicable) of such Person.

m.

Arm’s length Where any provision is qualified or phrased by reference to an “arm’s length” basis or principle, such qualification or reference shall mean the conditions which would be obtained between comparable, independent Persons in comparable transactions (taking into account the assets used, the responsibilities and risks assumed and the division of benefits between the parties) and comparable circumstances (taking into account the times and places of performance and the parties’ business strategies), thereby providing the closest approximation of the workings of the open market.

Schedule 2.	CAPITALIZATION OF THE COMPANY

Schedule 3.	DEED OF ISSUE I

Schedule	3(b). DEED OF ISSUE II

Schedule 4.	SHAREHOLDERS AGREEMENT

Schedule 5.	OPERATING BUDGET

Schedule 6.	ARTICLES OF ASSOCIATION

Schedule 7.	REPRESENTATIONS AND WARRANTIES

1.	Organisation

(a) The Company is a private limited liability company (besloten vennootschap met beperkte aansprakeliikheid) duly incorporated and validly existing under the laws of the Netherlands and has as such the corporate power to own assets and enter into obligations in its own name and to transact any business within the objects clause as set forth in article 3 of the Articles.

(b) The Disclosure Letter set forth in Schedule 12 (Disclosure Letter) contains a complete and correct copy of the shareholders’ register of the Company, which correctly sets forth the ownership of all outstanding shares of the Company, existing prior to the issuance of Subscription Shares contemplated by the Agreement.

(c) No action, request or proposal has been taken or made and no resolution, decision, order or petition to dissolve, liquidate, merge (fuseren), demerge (splitsen) or other reorganization of the Company has been issued, adopted or applied for by the Company, the Existing Shareholders or, to the knowledge of the Company, by a third party. No petition for the bankruptcy (faillissement) or suspension of payments (surséance van betaling) or similar procedure in any other jurisdiction has been filed by or announced in writing to the Company, no receiver (curator of bewindvoerder) has been appointed for the Company, or any of its assets and no attachment (beslag) has been made of any of the assets of the Company. The Company has not been a party to any merger (fusie) or demerger (splitsing) procedure.

(d) The Company is duly registered with the Commercial Register and the information contained in the extract regarding the Company included in the Disclosure Letter is complete and correct.

2.	Capitalization

(a) The issued share capital of the Company (the “Issued Shares”) is correctly reflected in Section 3.3 to the Disclosure Letter.

(b) No depositary receipts with meeting rights have been issued for any of the Issued Shares. The Issued Shares are legally and beneficially owned by the persons set forth in the shareholders register of the Company, free from any liens, charges, pledges, rights of usufruct (vruchtgebruik), attachments (beslagen), other limited rights (beperkte rechten), encumbrances, or defects in title.

(c) All of the Issued Shares are validly issued by the Company and fully paid-up.

(d) Other than the persons set forth in the shareholders register of the Company (the “Existing Shareholders”), no persons exist that have right to receive dividends or distributions of any kind from the Company. No one, with the exception of the Existing Shareholders, has any right to distribution arising out of the profit, reserves and/or liquidation balance of the Company.

(e) Except for equity awards as set forth in Section 3.4 to the Disclosure Letter and save as contemplated by the Agreement and by the Shareholders Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or otherwise to become outstanding, additional shares of the capital stock of the Company or obligating it to grant, extend or enter into any such agreement or commitment, and there are no resolutions of the general meeting of the Company providing for the issuance of shares in its capital or the grant of options or other rights to acquire shares in its capital that have not been implemented, other than the Shareholders Resolution.

(f) There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any shares of the Company, except for those contemplated by the Shareholders Agreement.

(g) Since its incorporation no dividend(s) and/or interim dividend(s) or any other kinds of distribution has been declared or paid by the Company.

(h) The issuance of the Subscription Shares in accordance with the Agreement does not constitute an infringement of the Articles of the Company and any other constitutional document of the Company.

(i) Other than this Agreement and the Shareholders Agreement, there are no agreements, arrangements or obligations (including but not limited to any arrangements with respect to the voting rights attached to the existing shares in the capital of the Company) which affect or impair or which may affect or impair any rights attached to the existing shares in the Company.

3.	Authorisation; Non-Contravention; Approvals; Effects of execution

(a) The execution of the Agreement by the Company does not violate, conflict with any provision of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the Articles or (ii) any present statute, law, governmental regulation or other binding regulation in the Netherlands or in another jurisdiction to which the Company is subject.

(b) Except for filings with and registrations in the commercial register and except for notices to the tax authorities, no declaration, filing or registration with, or notice to, or authorisation, consent or approval of, any court, governmental or regulatory body or authority or any other person is necessary in connection with (i) the execution of any document in relation to the Agreement by the Company or (ii) the consummation by the Company of any of the transactions contemplated thereby.

(c) The Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company (as the case may be) in accordance with the terms thereof.

(d) The execution of the Agreement and the performance of the transactions and obligations contemplated thereby do not constitute a default under and will not result in a breach of any contract, encumbrance, order, judgment or any provision of the Articles of the Company.

(e) All approvals required for the execution of the Agreement by the Company and the Existing Shareholders and the performance of the obligations hereunder by the Company have been obtained by the Company and the Existing Shareholders and are irrevocable and unconditional.

(f) The person(s) executing the Agreement on behalf of the Company have the necessary authority to do so.

4.	Subsidiaries

The Company has no (direct or indirect) ownership interests in any company, partnership, joint venture, trust or other entity.

5.	Directors/proxy holders

With the exception of the persons registered at the Commercial Register and as disclosed in Section 3.5 to the Disclosure Letter, there are no persons who have been appointed as director or proxy holder of the Company.

6.	Books; Reports

All books, records, minutes and written resolutions of the general meetings and management board meetings of the Company (i) are in the possession of the Company, (ii) have in all material respects been properly and accurately kept and completed to the date hereof in accordance with all applicable laws or binding regulations, (iii) give and reflect a true and fair view of all matters discussed therein. All filings and publications required under applicable laws or binding regulations of any jurisdictions in which the Company carries on business have been properly and timely made, other than as disclosed in the Disclosure Letter.

7.	Litigation

(a) There are no claims, suits, actions or proceedings pending (the word “pending” when here and hereafter used in the context of claims shall have the meaning: brought before a court or other competent authority or body), or announced to the Company in writing or, to the best knowledge of the Company, threatened to be filed against, the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

(b) The Company is not subject to any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency, authority, or any arbitrator, which prohibits or restricts or, to the best knowledge of the Company, threatens to prohibit or restrict, the consummation of the transactions contemplated hereby.

8.	Compliance with Laws

(a) The Company has in all material respects complied with, and is currently complying with, all laws, regulations and orders applicable to it or its business. The conduct of the Company’s business does not violate any provisions of any applicable laws, orders, regulations or requirements of any governmental agency having jurisdiction thereof.

(b) With regard to the Company, no investigation or review by any governmental or regulatory body or authority is pending or announced, or, to the best knowledge of the Company, threatened, nor has any governmental or regulatory body or authority indicated to the Company an intention to conduct the same.

(c) The transactions contemplated by the Agreement do not require any notification to any governmental authority, except for customary (and non-material) filings with and registrations in the commercial register and except for customary (and non-material) notices to the tax authorities.

9.	Financial Statements / Finance

(a) The net cash analysis of the Company as of and for the six months ended 30 June 2019 (the “Interim Reports”) give a true and fair view of net cash available as of 30 June 2019.

(b) Since 30 June 2019, there has not been any circumstance nor a change or event of whatever nature that has or is likely to have a material adverse effect on the Company or which will or is likely to result in any material adverse consequence or damage for the Company.

(c) Since the date of the Interim Reports, the Company has not entered into any transaction outside the ordinary course of business.

(d) The Company and the Existing Shareholders represent and warrant that no finders or similar fees shall be payable by the Company in connection with the transactions contemplated by the Agreement except as disclosed in Section 3.9 to the Disclosure Letter.

10.	Title To and Condition Of Assets

(a) The Company has all requisite power, capacity and authority to own and operate its assets and properties and to carry on its business and activities as heretofore conducted.

(b) The Company has good title to, or a valid leasehold interest in, the assets and properties used by it and that are material to its business (whether or not located on its premises), as reflected in the Interim Reports or acquired after the date thereof, except for properties and assets that have been disposed of or otherwise terminated in the ordinary course of business, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature, except for the bank account of the Company maintained by ABN AMRO, to which the standard/ordinary bank conditions apply.

(c) All leases under which the Company leases real or personal property are listed in Section 3.10 to the Disclosure Letter and are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event which, with notice or lapse of time or both, would become a material default.

(d) There are no assets used in the business of the Company that it does not own, lease or have an enforceable right to use.

(e) The Company does not own any real property.

(f) No circumstance has arisen in relation to any asset held by the Company under a lease or similar agreement whereby the rental payable has been increased, except for normal increases and increases pursuant to inflation.

(g) There are no existing agreements with, options or rights of or commitments to any person to acquire any of the assets of the Company or any interest therein, other than in the ordinary course of business or as disclosed in the Disclosure Letter.

11.	Inventory

The Company does not keep any inventories.

12.	Borrowings

The Company has not entered into any loans, overdraft or other financial facilities. The Company has not granted any security rights in favour of any company, any bank or any other person, other than those relating to the bank account of the Company maintained by ABN AMRO, to which the standard/ordinary bank conditions apply.

13.	Intellectual Property Rights

(a) The Company does not own any patents, patent applications, tradenames, registered copyrights or marks except those which are set forth in Section 3.13 to the Disclosure Letter.

(b) Each employee and former employee and consultant and former consultant has assigned to the Company all Intellectual Property Rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all Intellectual Property Rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (a) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property Right, to the Company’s business as then conducted or as then proposed to be conducted, (b) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (c) resulted from the performance of services for the Company.

(c) There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property Rights granted by the Company or entered into by the Company, to which the Company is bound other than set forth in Section 3.14 to the Disclosure Letter.

(d) Since its incorporation, the Company has not received any communications in writing alleging that it has violated or infringed or, by conducting its business, would violate or infringe any of the patents or other Intellectual Property Rights (including trade secrets and licenses) of any other person, and the Company does not know of such violations or infringements by the Company communicated to it otherwise.

(e) The Company will be fully authorized to make use of and/or exploit the relevant licensed Intellectual Property Rights.

(f) To the Company’s knowledge, the Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Intellectual Property Rights without any conflict with, or infringement of, the rights of others, including prior employees or consultants, with which any of them may be affiliated now or may have been affiliated in the past. To the Company’s knowledge, no product proposed to be marketed or sold by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

(g) For purposes of this Section 13, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

14.	Contracts, Obligations and Commitments

(a) Except as set forth in Section 3.15 to the Disclosure Letter, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $200,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b) The Company is in possession of all contracts, agreements, options, leases, commitments and instruments entered into by it that are material to its business (“Contracts”) which are set forth in Section 3.16 to the Disclosure Letter.

(c) The Contracts have not been pledged or assigned in any respect, are legally valid, binding and enforceable in accordance with their respective terms and are in full force and effect, and there are no defaults under the Contracts. The Company has not received written notice of any default, off-set, counterclaim or defence under any Contract. To the best of the Company’s knowledge there is no condition or event that has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by the Company of the terms of any Contract. There does not exist, any security interest, mortgage, pledge, restriction, charge, lien, encumbrance or claim of others on any interest of the Company created under any Contract, except for customary security granted in the ordinary course of business. None of the Contracts is subject to termination from and after the Completion Date and prior to the expiration of its stated term by any party to such Contract, except as stated in each such Contract.

(d) There have been no transactions, agreements or understandings by the Company with any officer, employee, director, shareholder or any affiliate to any such party (“Related Parties”) other than disclosed in Section 3.18 to the Disclosure Letter and no Related Party has any cause of action or other claim whatsoever or owes any material amount to, or is owed any material amount by, the Company other than disclosed in the Disclosure Letter.

(e) The Company is not a party to any agency, distribution, marketing or purchasing agreement or arrangement or any (other) restrictive trading arrangement pursuant to which any part of its business is carried on or which in any way restricts its freedom to carry on (part of) its business in any part of the world, other than disclosed in the Disclosure Letter.

15.	Permits

(a) All necessary licenses, consents, approvals, permissions, permits and authorisations (public and private) (collectively, “Permits”) have been obtained by the Company to enable it to lawfully carry on its business effectively in the places and in the manner in which such business is now carried on and all such Permits are valid and in full force and effect and the Company knows of no reason, and is not aware of any facts or circumstances which (with or without the giving of notice or lapse of time) would be likely to give rise to any reason, why any of such Permits would be suspended, cancelled, revoked or not renewed.

(b) To the best knowledge of the Company, the Company does not need any Permits, other than the Permits that it already obtained, to carry out the Operating Budget.

(c) None of the Permits may be terminated or otherwise affected upon as a result of the issuance of Shares to the Investors in accordance with the Agreement.

(d) The Company does not breach, infringe or violate any Permit. The Company has not received a notice from any governmental authority or other person that it is breaching, infringing or violating any Permit.

(e) The transactions contemplated by the Agreement do not require any notification in respect of any Permit.

16.	Competition

The Company has not committed or omitted to do any act or thing which could give rise to any financial penalty by any competition authority nor is the Company party to any agreement, practice or arrangement which in whole or in part is invalid under any other anti-trust, anti-monopoly or anti-cartel legislation or regulations, including but not limited to the Dutch Competition Act (“Mededingingswet”).

17.	Insurance

The Company does not have insurance policies except its current directors and officers insurance.

18.	Guarantees

The Company is neither a guarantor nor otherwise liable for any liability or obligation (including indebtedness) of any other person or legal entity.

19.	Employees

The Company does not have any employees.

20.	Taxation

(a) The Company has filed and paid all taxation returns and payments that should have been filed and paid.

(b) No final reminders for the filing of returns have been received with respect to tax periods for which no final assessment has been received on or before the Completion Date.

(c) The Company has not concluded any agreement, ruling or compromise with any competent taxation authority.

(d) No disputes exist with the taxation authorities regarding the taxation position of the Company, or any of its properties assets or income or regarding the taxation returns filed by it.

(e) No audits or investigations by the taxation authorities are presently being made regarding the taxation position of the Company or any of its properties, assets or income regarding the taxation returns filed by it.

(f) No requests for exchange of information are pending regarding taxation relating to the Company or its business relations.

(g) No objection procedure (bezwaarschriftprocedure) or court proceedings are presently pending with the taxation authorities or the competent court or courts.

(h) The Company has always duly and timely paid taxation except as disclosed in Section 3.21 to the Disclosure Letter.

(i) Neither the Company, nor one or more of its managing directors (bestuurders) in their capacity as director, has ever been the subject of a criminal investigation relating to or involving taxation.

(j) Neither the Company, nor one or more of its managing directors (bestuurders) in their capacity as director, has ever been found guilty of fraud relating to or involving taxation.

(k) No collection procedures have been initiated against the Company or any of its properties, assets or income for account of any taxation. The Company has never received any reminders (“aanmaningen”) or warrants (“dwangbevelen”) relating to the payment of taxation except as disclosed in Section 3.22 to the Disclosure Letter.

(l) The Company has never acted as liquidator (vereffenaar) of any entity in the sense of the Netherlands General Tax Act (lichaam in de zin van de Algemene Wet inzake rijksbelastingen).

(m) Based on the Company’s current projected income, assets and activities, the Company does not expect to be classified as a “passive foreign investment company” within the meaning of Section 1297 of the Code for its current taxable year during which the Closing occurs.

(n) The Company is and has always been deemed exclusively tax resident of the Netherlands and is not and has not been subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment, a permanent representative, other place of business or any other taxable presence in that jurisdiction.

(o) All submissions to any Governmental Authority in connection with any request or application for granting cost reductions and reimbursements in respect of the research and development activities of the Company relating to the oral bradykinin B2 receptor including, without limitation, for the application of the Dutch R&D wage tax scheme (Regeling S&O-afdrachtvermindering) for each relevant period were true and accurate in all material respects as of the date of submission and the Company obtained an R&D declaration (S&O verklaring) from the relevant Governmental Authority for each relevant period and has complied with all terms and conditions of its R&D declarations and the R&D wage tax scheme. There are no facts that would reasonably be expected to result in any suspension, revocation or cancellation of the relevant R&D declarations obtained by the Company.

21.	Environmental Warranties

(a) In all material respects, all current and previous activities of the Company have been conducted in compliance with all environmental laws, currently and previously applicable.

(b) The Company has not received in writing any claim, notice, action or communication from any governmental or regulatory authority, nor is such claim pending or is such notice, action or communication, to the best knowledge of the Company, being prepared, claiming any violation of any of the relevant environmental laws.

22.	Disclosure

(a) The Company has made available to the Subscribers all the information reasonably available to the Company and that the Company reasonably believes to be important for the Subscribers for deciding whether to acquire the Subscriber Shares. No representation or warranty of the Company contained in this Agreement, as qualified by the information fairly disclosed in the Disclosure Letter, and no certificate furnished or to be furnished to Subscribers at the First Closing or the Milestone Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Subscribers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

Schedule 8.	DATA ROOM INDEX

Schedule 9.	NOTICES

Pharvaris B.V.

Attn: B. Modig

J.H. Oortweg 21

2333 CH Leiden

The Netherlands

Email: berndt.modig@pharvaris.com

With copies, which shall not constitute notice, to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Frank F. Rahmani

Email: RAHMANIFF@cooley.com

NautaDutilh N.V.

Beethovenstraat 400 (1082 PR)

Amsterdam, the Netherlands

Attention: Ruud Smits

Email: Ruud.Smits@nautadutilh.com

Foresite Capital Fund IV, L.P.

Attn.:

600 Montgomery Street, Suite 4500

San Francisco, CA 94111

Email:

Bain Capital Life Sciences, Fund, L.P.

Attn.:

200 Clarendon Street Boston, MA 02116

Cayman Island

Email:

BCIP Life Sciences Associates, LP

Attn.:

200 Clarendon Street Boston, MA 02116

Delaware

Email:

venBio Global Strategic Fund III, L.P.

with copies, which shall not constitute notice, to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP

Brian L. Willbur

550 Allerton Street

Redwood City, CA 94063

Attention: Brian L. Willbur

Email: bwillbur@gunder.com

De Brauw Blackstone Westbroek N.V.

Claude Debussylaan 80

1070 AB Amsterdam

The Netherlands

Attention: Reinier Kleipool

Email: Reinier.Kleipool@DeBrauw.com

LSP V Coöperatieve U.A

Attn.: B. Vaessen

Johannes Vermeerplein 9

1071 DV Amsterdam

the Netherlands

Email: bvaessen@lspvc.com

KURMA BIOFUND II

Attn.: Remi Droller

247 Rue Royale,

75008, Paris

France

Email: remi.droller@kurmapartners.com

Objectif Innovation Patrimoine n°9

Idinvest Patrimoine n°6

Attn.: Remi Droller

117 Avenue des Champs Elysées

75008, Paris

France

Email: remi.droller@kurmapartners.com

Venrock Healthcare Capital Partners III, L.P.

VHCP Co-Investment Holdings III, LLC

Attn : Sherman Souther

3340 Hillview Avenue

Palo Alto, CA 94304

Schedule 10.	OPINION OF DUTCH COUNSEL

Schedule 11.	NOTARY LETTER

Schedule 12.	DISCLOSURE LETTER